Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF SERIES B JUNIOR PARTICIPATING PREFERRED STOCK,
$0.01 PAR VALUE

of

BROADWAY FINANCIAL CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

Broadway Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors on September 10, 2019 adopted the following resolution creating a series of shares of preferred stock designated as “Series B Junior Participating Preferred Stock,” $0.01 par value;

RESOLVED, that pursuant to the authority granted in the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors hereby classifies 35,000 shares of the Corporation’s authorized but unissued shares of preferred stock as shares of Series B Junior Participating Preferred Stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of which shall be as follows:

Section 1.                                           Designation and Amount.  There shall be a series of preferred shares of the Corporation, $0.01 par value per share, which shall be designated “Series B Junior Participating Preferred Stock” (the “Series B Preferred Shares”), and the number of shares constituting that series shall be 35,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate in accordance with the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of Series B Preferred Shares then outstanding plus the number of Series B Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

Section 2.                                           Dividends and Distributions.

(A)                               Subject to the prior and superior rights of the holders of any shares of any class or series of preferred shares of the Corporation ranking prior and superior to the Series B Preferred Shares with respect to dividends, the holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, quarterly dividends payable in cash to holders of record on the last Business Day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”) (commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series B Preferred Share or fraction thereof) in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares (hereinafter defined) or a subdivision of the outstanding Common Shares (by a reclassification or otherwise), authorized on the shares of common stock, par value $0.01 per share, and the shares of non-voting common stock, par value $0.01 per share, of the Corporation (collectively, the “Common Shares”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series B Preferred Share or fraction thereof.  In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series B Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(B)                               The Corporation shall declare a dividend or distribution on the Series B Preferred Shares as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

(C)                               No dividend or distribution (other than a dividend or distribution payable in Common Shares) shall be paid or payable to the holders of Common Shares unless, prior thereto, all accrued but unpaid dividends to the date of that dividend or distribution shall have been paid to the holders of Series B Preferred Shares.

(D)                               Dividends shall begin to accrue and be cumulative on outstanding Series B Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issuance of such Series B Preferred Shares, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series B Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the Series B Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.                                           Voting Rights.  The holders of Series B Preferred Shares shall have the following voting rights:

(A)                               Subject to the provision for adjustment hereinafter set forth, each one one-thousandth of a Series B Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series B Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(B)                               Except as otherwise provided herein or in the Certificate of Incorporation of the Corporation, including any certificate of designation creating any other series of preferred stock, the holders of Series B Preferred Shares, the holders of Common Shares and the holders of any other shares of stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)                               Except as otherwise provided herein or required by law, holders of Series B Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as provided herein) for taking any corporate action.

Section 4.                                           Certain Restrictions.

(A)                               Whenever any quarterly dividends or other dividends or distributions payable on the Series B Preferred Shares as provided in Section 2 are in arrears, then, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series B Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares, other than dividends paid or payable in such junior shares;

(ii)                                  declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, except dividends paid ratably on the Series B Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)                               redeem or purchase or otherwise acquire for consideration shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Shares; or

(iv)                              purchase or otherwise acquire for consideration any Series B Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes of the Corporation’s shares, shall determine in good faith will result in fair and equitable treatment among such respective series or classes.

(B)                               The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.                                           Reacquired Shares.  Any Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.                                           Liquidation, Dissolution or Winding Up.

(A)                               Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares unless, prior thereto, the holders of Series B Preferred Shares shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”).  Following payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of Series B Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as share splits, share dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii) being referred to herein as the “Adjustment Number”).  Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding Series B Preferred Shares and Common Shares, respectively, holders of Series B Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Series B Preferred Shares and Common Shares, respectively.

(B)                               In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred shares, if any, which rank on a parity with the Series B Preferred Shares, then such remaining assets shall be distributed ratably to the holders of the Series B Preferred Shares and such parity shares in proportion to their respective liquidation preferences.

(C)                               In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

Section 7.                                           Consolidation, Merger, etc.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case, the Series B Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.  In the event the Corporation shall at any time (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

Section 8.                                           Redemption.  The Series B Preferred Shares shall not be redeemable by the Corporation.  The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent permitted by law.

Section 9.                                           Ranking.  The Series B Preferred Shares shall rank junior to all other series of the Corporation’s preferred shares (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10.                                    Amendment.  Neither the Corporation’s Certificate of Incorporation nor its Certificate of Designation, Preferences and Rights relating to the Series B Preferred Shares shall be amended in any manner which would materially and adversely alter or change the preferences, rights or other terms of the Series B Preferred Shares without the affirmative vote of the holders of a majority or more of the outstanding Series B Preferred Shares, voting separately as a class.

Section 11.                                    Fractional Shares.  Series B Preferred Shares may be issued in fractions of a share that are integral multiples of one-one thousandth of a share, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends and participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by the undersigned officer this 10th day of September, 2019.

BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
	Name:	Wayne-Kent A. Bradshaw
	Title:	Chief Executive Officer and
President